UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

First Watch Restaurant Group, Inc.

(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE

(Title of Class of Securities)

33748L101

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*   The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33748L101	SCHEDULE 13G	Page 2 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 41,564,784
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 41,564,784
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,564,784
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 70.2% (1)
12.	TYPE OF REPORTING PERSON CO

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 3 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International VIII, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 41,564,784
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 41,564,784
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,564,784
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 70.2% (1)
12.	TYPE OF REPORTING PERSON OO

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 4 of 34 Pages

1.	NAMES OF REPORTING PERSONS GPE VIII GP S.à.r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 28,497,561
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 28,497,561
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,497,561
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 48.1% (1)
12.	TYPE OF REPORTING PERSON CO

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 5 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,491,060
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,491,060
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,491,060
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 6 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-B-1 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,703,830
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,703,830
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,703,830
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.6% (1)
12.	TYPE OF REPORTING PERSON PN

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 7 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-B-2 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,016,017
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,016,017
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,016,017
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4% (1)
12.	TYPE OF REPORTING PERSON PN

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 8 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-B-3 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,148,034
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,148,034
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,148,034
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.3% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 9 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 7,597,957
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,597,957
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,597,957
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.8% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 10 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-C Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,241,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,241,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,241,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 11 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-D Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,061,357
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,061,357
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,061,357
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 12 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-F Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 314,520
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 314,520
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 314,520
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 13 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-H Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,786,461
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,786,461
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,786,461
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% (1)
12.	TYPE OF REPORTING PERSON PN

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 14 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-I Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,591,066
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,591,066
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,591,066
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4% (1)
12.	TYPE OF REPORTING PERSON PN

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 15 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-J Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,546,259
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,546,259
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,546,259
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.3% (1)
12.	TYPE OF REPORTING PERSON PN

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 16 of 34 Pages

1.	NAMES OF REPORTING PERSONS GPE VIII GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 11,310,360
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 11,310,360
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,310,360
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)	The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 17 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,843,136
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,843,136
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,843,136
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9% (1)
12.	TYPE OF REPORTING PERSON PN

(1)   The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 18 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-E Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,181,978
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,181,978
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,181,978
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (1)
12.	TYPE OF REPORTING PERSON PN

(1)   The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 19 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-G Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,004,711
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,004,711
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,004,711
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4% (1)
12.	TYPE OF REPORTING PERSON PN

(1)   The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 20 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-K Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,194,738
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,194,738
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,194,738
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (1)
12.	TYPE OF REPORTING PERSON PN

(1)   The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 21 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-L Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,085,797
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,085,797
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,085,797
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8% (1)
12.	TYPE OF REPORTING PERSON PN

(1)   The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 22 of 34 Pages

1.	NAMES OF REPORTING PERSONS AP GPE VIII GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,756,863
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,756,863
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,756,863
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 23 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 91,942
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 91,942
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 91,942
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 24 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 573,012
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 573,012
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 573,012
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 25 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 110,480
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 110,480
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,480
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 26 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII-A Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 76,438
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 76,438
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,438
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

CUSIP No. 33748L101	SCHEDULE 13G	Page 27 of 34 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII-B Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 904,991
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 904,991
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 904,991
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 59,199,619 shares of Common Stock outstanding as of November 3, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2022.

Item 1.		Issuer

	(a)	Name of Issuer:

First Watch Restaurant Group, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

8725 Pendery Place, Suite 201 Bradenton, FL 34201

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)    Advent International Corporation, a Delaware corporation;

(ii)    Advent International GPE VIII, LLC, a Delaware limited liability company;

(iii)     GPE VIII GP S.à.r.l., a Luxembourg Société à responsabilité limitée;

(iv)   Advent International GPE VIII Limited Partnership, a Delaware limited partnership;

(v)     Advent International GPE VIII-B-1 Limited Partnership, a Delaware limited partnership;

(vi)   Advent International GPE VIII-B-2 Limited Partnership, a Delaware limited partnership;

(vii)    Advent International GPE VIII-B-3 Limited Partnership, a Delaware limited partnership;

(viii)    Advent International GPE VIII-B Limited Partnership, a Delaware limited partnership;

(ix)   Advent International GPE VIII-C Limited Partnership, a Delaware limited partnership;

(x)     Advent International GPE VIII-D Limited Partnership, a Delaware limited partnership;

(xi)   Advent International GPE VIII-F Limited Partnership, a Delaware limited partnership;

(xii)    Advent International GPE VIII-H Limited Partnership, a Delaware limited partnership;

(xiii)    Advent International GPE VIII-I Limited Partnership, a Delaware limited partnership;

(xiv)   Advent International GPE VIII-J Limited Partnership, a Delaware limited partnership (the funds set forth in the foregoing clauses (iv)-(xiv), the “Advent VIII Luxembourg Funds”);

(xv)     GPE VIII GP Limited Partnership, a Cayman Islands limited partnership;

(xvi)   Advent International GPE VIII-A Limited Partnership, a Cayman Islands limited partnership;

(xvii)   Advent International GPE VIII-E Limited Partnership, a Cayman Islands limited partnership;

(xviii)    Advent International GPE VIII-G Limited Partnership, a Cayman Islands limited partnership;

(xix)   Advent International GPE VIII-K Limited Partnership, a Cayman Islands limited partnership;

(xx)     Advent International GPE VIII-L Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xvi)-(xx), the “Advent VIII Cayman Funds”);

(xxi)   AP GPE VIII GP Limited Partnership, a Delaware limited partnership;

(xxii)   Advent Partners GPE VIII Limited Partnership, a Delaware limited partnership;

(xxiii)    Advent Partners GPE VIII Cayman Limited Partnership, a Cayman Islands limited partnership;

(xxiv)  Advent Partners GPE VIII-A Limited Partnership, a Delaware limited partnership;

(xxv)    Advent Partners GPE VIII-A Cayman Limited Partnership, a Cayman Islands limited partnership;

(xxvi)  Advent Partners GPE VIII-B Cayman Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxii)-(xxvi), the “Advent VIII Partners Funds” and together with the Advent VIII Luxembourg Funds and the Advent VIII Cayman Funds, the “Advent VIII Funds”).

GPE VIII GP S.à.r.l. is the general partner of the Advent VIII Luxembourg Funds. GPE VIII GP Limited Partnership is the general partner of the Advent VIII Cayman Funds. AP GPE VIII GP Limited Partnership is the general partner of the Advent VIII Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à.r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership.

Advent is the manager of Advent International GPE VIII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VIII Luxembourg Funds, the Advent VIII Cayman Funds and the Advent VIII Partners Funds.

The address of the principal business and the principal office of the Reporting Persons is Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-8069.

CUSIP No. 33748L101	SCHEDULE 13G	Page 29 of 34 Pages

	(d)	Title of Class of Securities:

Common Stock, $0.01 par value per share ( “Common Stock”)

	(e)	CUSIP Number: 33748L101

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

	(a) – (c)	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	41,564,784	41,564,784	—	41,564,784	—	70.2%
Advent International GPE VIII, LLC	41,564,784	41,564,784	—	41,564,784	—	70.2%
GPE VIII GP S.à.r.l.	28,497,561	28,497,561	—	28,497,561	—	48.1%
Advent International GPE VIII Limited Partnership	2,491,060	2,491,060	—	2,491,060	—	4.2%
Advent International GPE VIII-B-1 Limited Partnership	2,703,830	2,703,830	—	2,703,830	—	4.6%
Advent International GPE VIII-B-2 Limited Partnership	2,016,017	2,016,017	—	2,016,017	—	3.4%
Advent International GPE VIII-B-3 Limited Partnership	3,148,034	3,148,034	—	3,148,034	—	5.3%
Advent International GPE VIII-B Limited Partnership	7,597,957	7,597,957	—	7,597,957	—	12.8%
Advent International GPE VIII-C Limited Partnership	1,241,000	1,241,000	—	1,241,000	—	2.1%
Advent International GPE VIII-D Limited Partnership	1,061,357	1,061,357	—	1,061,357	—	1.8%

CUSIP No. 33748L101	SCHEDULE 13G	Page 30 of 34 Pages

Advent International GPE VIII-F Limited Partnership	314,520	314,520	—	314,520	—	0.5%
Advent International GPE VIII-H Limited Partnership	2,786,461	2,786,461	—	2,786,461	—	4.7%
Advent International GPE VIII-I Limited Partnership	2,591,066	2,591,066	—	2,591,066	—	4.4%
Advent International GPE VIII-J Limited Partnership	2,546,259	2,546,259	—	2,546,259	—	4.3%
GPE VIII GP Limited Partnership	11,310,360	11,310,360	—	11,310,360	—	19.1%
Advent International GPE VIII-A Limited Partnership	5,843,136	5,843,136	—	5,843,136	—	9.9%
Advent International GPE VIII-E Limited Partnership	1,181,978	1,181,978	—	1,181,978	—	2.0%
Advent International GPE VIII-G Limited Partnership	2,004,711	2,004,711	—	2,004,711	—	3.4%
Advent International GPE VIII-K Limited Partnership	1,194,738	1,194,738	—	1,194,738	—	2.0%
Advent International GPE VIII-L Limited Partnership	1,085,797	1,085,797	—	1,085,797	—	1.8%
AP GPE VIII GP Limited Partnership	1,756,863	1,756,863	—	1,756,863	—	3.0%
Advent Partners GPE VIII Limited Partnership	91,942	91,942	—	91,942	—	0.2%
Advent Partners GPE VIII Cayman Limited Partnership	573,012	573,012	—	573,012	—	1.0%
Advent Partners GPE VIII-A Limited Partnership	110,480	110,480	—	110,480	—	0.2%
Advent Partners GPE VIII-A Cayman Limited Partnership	76,438	76,438	—	76,438	—	0.1%
Advent Partners GPE VIII-B Cayman Limited Partnership	904,991	904,991	—	904,991	—	1.5%

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

CUSIP No. 33748L101	SCHEDULE 13G	Page 31 of 34 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1)..

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 33748L101	SCHEDULE 13G	Page 32 of 34 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023	ADVENT INTERNATIONAL CORPORATION

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2023

ADVENT INTERNATIONAL GPE VIII LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE VIII-B-1 LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE VIII-B-2 LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE VIII-B-3 LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE VIII-B LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE VIII-C LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-D LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-F LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-H LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-I LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-J LIMITED PARTNERSHIP

By: GPE VIII GP S.A.R.L., GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 33748L101	SCHEDULE 13G	Page 33 of 34 Pages

Date: February 14, 2023	ADVENT INTERNATIONAL GPE VIII-A LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-E LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-G LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-K LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-L LIMITED PARTNERSHIP

By: GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2023

ADVENT PARTNERS GPE VIII LIMITED PARTNERSHIP

ADVENT PARTNERS GPE VIII CAYMAN LIMITED PARTNERSHIP

ADVENT PARTNERS GPE VIII-A LIMITED PARTNERSHIP

ADVENT PARTNERS GPE VIII-A CAYMAN LIMITED PARTNERSHIP

ADVENT PARTNERS GPE VIII-B CAYMAN LIMITED PARTNERSHIP

By: ADVENT GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER

By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 33748L101	SCHEDULE 13G	Page 34 of 34 Pages

Date: February 14, 2023	GPE VIII GP S.A.R.L.

By: ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2023	GPE VIII GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

AP GPE VIII GP LIMITED PARTNERSHIP By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL CORPORATION, MANAGER /s/ Neil Crawford
Name: Neil Crawford Title: Vice President of Finance

Date: February 14, 2023	ADVENT INTERNATIONAL GPE VIII, LLC

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance